UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 13, 2010

DEEP DOWN, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-30351	75-2263732
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8827 W. Sam Houston Pkwy N. Suite 100, Houston, TX  77040
(Address of principal executive offices) (Zip Code)

(281) 517-5000
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – Registrant’s Business and Operations

ITEM 1.01 – Entry into a Material Definitive Agreement.

On May 3, 2010, Deep Down, Inc., a Nevada corporation (“Deep Down”), announced the execution of a Stock Purchase Agreement, effective as of May 3, 2010 (the “Purchase Agreement”), by and among Deep Down, Cuming Corporation, a Massachusetts corporation (“Cuming”), and the stockholders of Cuming (the “Selling Stockholders”), pursuant to which Deep Down has agreed to purchase all of the issued and outstanding shares of Cuming’s common stock (the “Acquisition”) for a purchase price of $47 million (less an amount of certain liabilities to be assumed and further subject to a purchase price adjustment for working capital).

On July 13, 2010, Deep Down entered into an Amendment No. 1 to Stock Purchase Agreement, by and among Deep Down, Cuming and the Selling Stockholders (the “Amendment”) dated effective as of June 30, 2010, to provide for an extension of the date on which Deep Down or the Selling Stockholders may terminate the Purchase Agreement.

The terms of the Purchase Agreement originally provided that either of Deep Down or the Selling Stockholders may terminate the Purchase Agreement if the Acquisition is not completed by June 30, 2010, provided the party wishing to terminate is not in breach of the Purchase Agreement.  The Amendment now provides that either of Deep Down or the Selling Stockholders may terminate the Purchase Agreement if the Acquisition is not completed by July 31, 2010, provided the party wishing to terminate is not in breach of the Purchase Agreement.

The foregoing description of the Amendment contained herein is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

SECTION 9 – Financial Statements and Exhibits

ITEM 9.01. Financial Statements and Exhibits.

(d)   Exhibits

10.1*	Amendment No. 1 to Stock Purchase Agreement, dated July 13, 2010, among Deep Down, Inc., Cuming Corporation and the Selling Stockholders named therein.

* Filed or furnished herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  July 14, 2010

DEEP DOWN, INC.

By :	/s/ Ronald E. Smith
Ronald E. Smith President and Chief Executive Officer

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